SEVERANCE COMPENSATION AGREEMENT


       THIS AGREEMENT is entered into as of August 17, 1998, between Crowley, Milner & Company, a Michigan corporation (the "Company"), and Ray Attebery, currently an executive officer of the Company employed in the position of Senior Vice President, Secretary and Treasurer (the "Executive").

                               RECITALS:

       A. The Board of Directors of the Company (the "Board") recognizes that the Executive has contributed to the management and performance of the Company due to his industry, dedication and services.

       B. The Board believes that it is in the best interests of the Company and its shareholders if the Executive is assured that he will receive appropriate financial protection in the event of a Change in Control (as defined in Section 2 below), thus ensuring that the Executive will have an incentive to perform valuable services for the Company and will not be distracted in the event of an actual or threatened Change in Control, and that this will also encourage the Executive to remain in the employ of the Company through the transition period following a Change in Control, which is in the best interests of the Company and its shareholders.

       C. In addition, the Board believes that the assurance of appropriate financial protection to the Executive in the event of a Termination of Employment (as defined in Section 1 below) of the Executive is in the best interests of the Company because it will ensure that the Executive will have an incentive to continue to perform valuable services to the Company.

       D. The Executive is willing to provide dedicated services to the Company on the condition that he receives adequate assurance that he will receive the financial protections provided herein.

       In consideration of the premises and the mutual promises made hereafter, the parties agree as follows:

       1. Severance Payment. (a) The Executive shall be entitled to a cash severance benefit equal to 100% of the Executive's then current annual salary, as most recently approved by the Compensation Committee of the Board of Directors if there shall occur (i) a Termination of Employment of the Executive (as defined in paragraph (b) below) or (ii) a Change in Control Termination (as defined in paragraph (c) below). This cash severance benefit, when aggregated with any other "parachute payments", as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), payable under any other plans, agreements or policies of the Company, shall be reduced to the highest amount permissible under Sections 280G and 4999 of the Code before the Executive becomes subject to the excess parachute payment excise tax under Section 4999 of the Code and the Company loses all or part of its compensation deduction for such payments.

       (b) For purposes of this Agreement a "Termination of Employment" shall mean either (i) the Executive's involuntary termination by the Company for any reason other than death, Disability, Retirement or Cause; or (ii) the Executive's voluntary termination of his employment due to the Company's breach of any provision in this Agreement.

       (c) For purposes of this Agreement, a "Change of Control Termination" shall be deemed to have occurred if any of the following events shall occur following a Change in Control (as defined in Section 2 below):

               (i) Any reassignment of the Executive to duties substantially inconsistent with his position, title, duties, responsibilities and status with the Company immediately prior to the Change in Control, or a change in the Executive's reporting responsibilities, including a change in the identity or the corporate position to which the Executive reports, or a change in title (except for a promotion) in effect immediately prior to the Change in Control; or

               (ii) Any reduction in the Executive's base salary in effect immediately prior to the Change in Control, or failure by the Company to continue any bonus, stock or incentive plans in effect immediately prior to the Change in Control (without the implementation of a comparable successor plans which provides equivalent benefits), or any removal of the Executive from participation in such aforementioned plans; or

               (iii) A discontinuance or reduction in benefits to the Executive of any qualified or nonqualified retirement or welfare plan maintained by the Company immediately prior to the Change in Control, or the discontinuance of any fringe benefits or other perquisites which the Executive received immediately prior to the Change in Control; or

               (iv) Any requirement that the Executive relocate to an office outside of Wayne, Oakland, Macomb or Washtenaw Counties, Michigan, in order to perform his assigned duties.

       2. Change in Control. A Change in Control shall be deemed to have occurred:

       (a) If any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in effect on the date hereof) or group of persons acting in concert, other than
(i) the Company or (ii) any employee benefit plan of the Company becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange
Act) of securities of the Company representing 40% or more of the combined voting power of all classes of the Company's then outstanding securities ordinarily having the right to vote in the election of directors ("voting stock"). Notwithstanding the foregoing, the beneficial ownership requirement in this Section 2(a) shall not be satisfied if the attainment of the applicable percentage of beneficial ownership is the result of an acquisition of voting stock by the Company which, by reducing the number of shares outstanding increases the proportionate number of shares beneficially owned by any person; provided, however, that if a person shall become the beneficial owner of 40% or more of the voting stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company become the beneficial owner of any additional voting stock, then the beneficial ownership requirement in this Section 2(a) shall have been satisfied; or

       (b) if there is a change in the majority of the members of the Board within any twenty-four month period, unless the election or nomination for election of each new director was approved by a vote of at least a majority of the directors still in office who were directors at the beginning of the period; or

       (c) if there shall be consummated any merger or consolidation (or series of mergers or consolidations) of the Company, or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than (i) a merger or consolidation which would result in the voting stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 60% of the combined voting power of the voting stock of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization (or similar transaction) of the Company in which no person becomes the owner of 40% or more of the combined voting power of the then outstanding voting stock of the Company, or (iii) a merger or consolidation effected to implement a reorganization of the Company's ownership wherein the Company shall become a wholly-owned subsidiary of another corporation and the shareholders of the Company shall become shareholders of such other corporation without any material change in each shareholder's proportionate ownership of such other corporation from that owned in the Company prior to such merger or consolidation.

       3. Other Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

       (a) "Disability" shall mean the Executive's total and permanent disability which prevents the Executive from performing the duties he was assigned for a continuous period exceeding 9 months. The determination of Disability shall be made by a medical board certified physician mutually acceptable to the Company and the Executive (or the Executive's legal representative, if one has been appointed), and if the parties cannot mutually agree to the selection of a physician, then each party shall select such a physician and the two physicians so selected shall select a third physician who shall make this determination.

       (b)     "Retirement" shall mean retirement on or after age 65.

       (c) "Cause" shall mean the Executive's willful gross misconduct, willful and material breach of his duties or an act of fraud or dishonesty by the Executive that directly or indirectly results in material harm to the Company.

       4. Time of Payment. The Executive's severance benefit shall be paid in a lump sum cash payment within 10 days following a Termination of Employment or a Change in Control Termination. Any payment made later than 10 days following a Termination of Employment or a Change in Control Termination, for whatever reason, shall include interest at the prime rate plus 4% per annum, which shall begin accruing on the 10th day following the Termination of Employment or the Change in Control Termination. For purposes of this Section, the "prime rate" shall be determined by reference to the prime rate established by NBD Bank (or its successor), in effect from time to time commencing on the 10th day following the Termination of Employment or the Change in Control Termination.

       5. No Mitigation or Duty to Seek Reemployment. The Executive shall be under no duty or obligation to seek or accept other employment after a Termination of Employment or a Change in Control Termination and shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise.

       6. Tax Withholding. The Company may withhold from any amounts payable to the Executive under this Agreement to satisfy all applicable Federal, State, local or other withholding taxes. In the event the Company fails to withhold such sums for any reason, it may require the Executive to promptly remit to the Company sufficient cash to satisfy all applicable income and employment withholding taxes.

       7. Binding Effect. (a) This Agreement shall be binding upon the successors and assigns of the Company. The Company shall take whatever actions are necessary to ensure that any successor to its operations (whether by purchase, merger, consolidation, sale of substantially all assets or otherwise) assumes the obligations under this Agreement and will cause such successor to evidence the assumption of such obligations in an agreement satisfactory to the Executive. Notwithstanding any other provisions in this Agreement, if the Company fails to obtain an agreement evidencing the assumption of the Company's obligations by any such successor, the Executive shall be entitled to immediate payment of the severance compensation provided hereunder, irrespective of whether there has occurred a Change in Control Termination. For purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed to constitute the date of the Change in Control Termination.

       (b) This Agreement shall be binding upon the Executive and shall inure to the benefit of and be enforceable by his legal representatives and heirs. However, the rights of the Executive under this Agreement shall not be assigned, transferred, pledged, hypothecated or otherwise encumbered, except by operation of law.

       8. Notices. Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Company at the Company's then principal office, or to the Executive at the Executive's last address on file with the Company, as the case may be, or to such other address as a party hereto may from time to time specify in writing in a notice given to the other party in compliance with this Section. Notices shall be deemed given when received.

       9. Miscellaneous. This Agreement may not be modified or amended except by instrument in writing signed by the parties hereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall continue in full force and effect. This Agreement shall not be deemed to create a contract of employment between the Company and the Executive and shall create no right in the Executive to continue in the Company's employment for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Company, except as set forth herein. This Agreement shall not restrict the right of the Company to terminate the Executive, or restrict the right of the Executive to terminate his employment. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

       10. Entire Agreement. This document represents the entire agreement and understanding of the parties with respect to the subject matter of the Agreement and it may not be altered or amended except by an agreement in writing.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Detroit, Michigan, on the date first written above.

CROWLEY, MILNER AND COMPANY


By: /S/ DENNIS P. CALLAHAN
    Dennis P. Callahan, Chairman and President


/S/ RAY ATTEBERY
Executive